GIGA INFORMATION GROUP
                                                         -----------------------
                                                         YOUR E-BUSINESS ADVISOR

FOR IMMEDIATE RELEASE

                                                     FOR INFORMATION CONTACT:

                           Investors:                Media:
                           Karen Vahouny             David Kitchen
                           The Poretz Group          Director, Public Relations
                           karen@poretz.com          dkitchen@gigaweb.com
                           1 (703) 506-1778          1 (781) 792-2606

                                                     Giga Information Group
                                                     139 Main Street
                                                     Cambridge, MA  02142
                                                     www.gigaweb.com
                                                     1 (617) 949-4900


                      GIGA INFORMATION GROUP REPORTS SECOND
                            QUARTER FINANCIAL RESULTS

             QUARTERLY NET LOSS PER SHARE DROPS FROM $0.61 TO $0.27; COMPANY SETS ANOTHER QUARTERLY REVENUE RECORD WITH $17.5 MILLION

CAMBRIDGE, Mass. (July 19, 2000) -- Giga Information Group, Inc. (NASDAQ: GIGX) today announced that revenues for the second quarter of 2000 had increased 35% compared to the same period last year, with a 52% drop in operating losses. The Company's net loss in the second quarter of 2000 was $2.8 million, or $0.27 per share, versus $6.1 million, or $0.61 per share, in the same quarter of last year.

Continued, strong growth of the Company's e-Business research, advisory and consulting services resulted in the rise in sales, from $12.9 million in the second quarter of 1999 to $17.5 million in the same quarter of 2000. Operating losses were cut by more than half, from $6.1 million to $3.0 million, a reflection of both the revenue increase and the significant drop in the cost of services, which shrank from 62% of sales in the second quarter of 1999 to 49% of sales in the comparable quarter of this year.

According to Robert Weiler, chairman and chief executive officer of Giga Information Group, "Our financial performance is especially significant considering that the second quarter had included expenses from our two annual customer events, GigaWorld and GigaWorld Europe. We expect that our revenue and operating loss trends will continue to reflect growth in new customers and continued cost containment, both necessary to achieve our goal of operating profitability in the fourth quarter of 2000."

Weiler adds, "In addition to the expanding roster of strategic partners, which is a major part of our strategy, I'm bullish about our international growth prospects. The GigaWorld Europe attendance far surpassed our plans, and there is accelerating interest from European companies in Giga's research and consulting services."

The Company plans to hold an investor conference call at 10 a.m. Eastern Daylight Time on Thursday, July 20, 2000, to discuss the second quarter performance. The investor call will be accessible via webcast; click on the investor information section of the company's web site (www.gigaweb.com).

SECOND QUARTER HIGHLIGHTS

o Hosting the Company's two premier customer events, GigaWorld in May in Boca Raton, Florida, and GigaWorld Europe in June in Interlaken, Switzerland, in which senior executives from leading e-Businesses profiled trends and opportunities.

o Adding Dr. Jean-Michel Six as vice president-International to lead the company's international expansion efforts, and promoting Lloyd Bunting to vice president of North American sales, with a focus on continuing to strengthen the U.S. sales organization.

o Continuing to broaden its research distribution with strategic alliances and partners. New partners included Standard Media International, Screaming Media, Publications Resource Group, Inc. and Watch IT.

o Achieving a client retention rate of 83% compared to 68% in the same quarter of last year.

o The number of total clients grew from 996 in the second quarter of 1999 to 1,219 in this year's second quarter.

FIRST HALF OF 2000

For the first six months of 2000, revenues were $34.3 million versus $24.8 million for the comparable period of 1999. This represents an increase of 38%.

Cost of services as a percentage of sales dropped from 57% in the first half of 1999 to 46% in the same period of 2000. This, combined with revenue growth, led to a reduction in operating losses, from $9.6 million in the first six months of 1999 to $5.1 million in the comparable period of 2000. The net loss dropped from $9.7 million, or $0.98 per share, in the first half of last year to $5.2 million, or $0.52 per share, in the first half of this year.

The Company also reported that its revenue run rate at June 30, 2000, was $71.1 million versus $56.2 million at the end of the second quarter of 1999, representing a 27% increase. Giga has defined revenue run rate as its Annualized Value plus the previous 12 months' revenues from services not included in Annualized Value, primarily events and Web Site ScoreCard. Annualized Value is the cumulative annualized subscription value of Giga's advisory services and ePractices contracts in effect at any given point in time.

ABOUT GIGA INFORMATION GROUP

Giga Information Group (NASDAQ: GIGX) provides objective research, advice and continuous coaching on technology for e-Business. Giga's integrated suite of offerings helps clients make strategic decisions about the technologies, people and processes needed to excel in the new digital economy. Emphasizing close interaction between analysts and clients, Giga delivers support with the speed and scope necessary for e-Business.

Giga began providing services in April 1996 and now has a global client base encompassing more than 1,200 organizations and over 120,000 licensed users. Its enterprise clients include companies that use, sell and invest in technology. Headquartered in Cambridge, Massachusetts, Giga has 10 other offices covering the Americas and Europe. Giga is also represented by distributors in other areas of the world. The Company's Web site can be accessed at http://www.gigaweb.com. The Company's logo with the name Giga Information Group is a registered trademark of Giga Information Group, Inc.


                    *****************************************

Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect Giga's current expectations concerning future events and results. Giga generally uses the words "believes", "expects", "intends", "plans", "anticipates", "likely", "will" and similar expressions to identify forward-looking statements. Such forward looking statements, including those concerning Giga's expectations, involve known and unknown risks, uncertainties and other factors, some of which are beyond Giga's control, which may cause Giga's actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward looking statements. In evaluating such statements as well as the future prospects of Giga, specific consideration should be given to various factors including the following: Giga's prior losses and anticipation of future losses; Giga's need to attract and retain qualified personnel; Giga's dependence on sales and renewals of subscription-based services; Giga's ability to achieve and sustain high renewal rates; Giga's ability to manage and sustain growth; Giga's future capital needs and the risks of working capital deficiency; Giga's dependence on key personnel; competition from other companies including those with greater resources than Giga; the risks associated with the development of new services and products; the potential for significant fluctuations in quarterly operating results; continued market acceptance of and demand for Giga services; uncertainties relating to proprietary rights; Giga's dependence on the Internet infrastructure; the risk of system failure; the risks related to content; the risks associated with international operations and other risks as detailed from time-to-time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements as a result of new information, unanticipated events, or otherwise.

                    *****************************************

GIGA INFORMATION GROUP, INC.

CONSOLIDATED OPERATING RESULTS
     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)           QUARTER ENDED JUNE 30,                   SIX MONTHS ENDED JUNE 30,
                                                        ----------------------------------          -------------------------------
                                                                    (UNAUDITED)                                 (UNAUDITED)
                                                             2000              1999                      2000             1999
                                                        ---------------   ----------------          ---------------   -------------
Revenues:
     Research, advisory and consulting                        $ 15,533           $ 10,979                 $ 30,409        $ 21,367
     Other, principally events                                   1,925              1,911                    3,888           3,463
                                                        ---------------   ----------------          ---------------   -------------
         Total revenues                                         17,458             12,890                   34,297          24,830
                                                        ---------------   ----------------          ---------------   -------------

COSTS AND EXPENSES:
     Cost of services                                            8,597              7,976                   15,893          14,143
     Sales and marketing                                         8,549              8,069                   16,221          14,624
     Research and development                                      486                397                    1,029             651
     General and administrative                                  2,122              2,124                    4,917           4,242
     Depreciation and amortization                                 658                440                    1,303             819
                                                        ---------------   ----------------          ---------------   -------------
         Total costs and expenses                               20,412             19,006                   39,363          34,479
                                                        ---------------   ----------------          ---------------   -------------

LOSS FROM OPERATIONS                                            (2,954)            (6,116)                  (5,066)         (9,649)
                                                        ---------------   ----------------          ---------------   -------------

INTEREST INCOME                                                     76                210                      184             464
INTEREST EXPENSE                                                   (17)               (33)                     (40)            (70)
FOREIGN EXCHANGE GAIN/(LOSS)                                       133               (172)                    (330)           (416)
                                                        ---------------   ----------------          ---------------   -------------

LOSS FROM OPERATIONS BEFORE INCOME TAXES                        (2,762)            (6,111)                  (5,252)         (9,671)
INCOME TAX PROVISION/(BENEFIT)                                       1                 10                      (26)             52
                                                        ---------------   ----------------          ---------------   -------------

NET LOSS                                                      $ (2,763)          $ (6,121)                $ (5,226)       $ (9,723)
                                                        ===============   ================          ===============   =============

RESULTS PER COMMON SHARE:
     HISTORICAL - BASIC AND DILUTED:

         NET LOSS                                              $ (0.27)           $ (0.61)                 $ (0.52)        $ (0.98)
                                                        ===============   ================          ===============   =============

WEIGHTED AVERAGE NUMBER OF SHARES                           10,177,443          9,988,216               10,142,097       9,972,176
                                                        ===============   ================          ===============   =============



CONSOLIDATED BALANCE SHEET DATA
     (IN THOUSANDS, EXCEPT SHARE DATA)                                     JUNE 30,                     DECEMBER 31,
                                                                             2000                          1999
                                                                       -------------------          ------------------
                                                                          (UNAUDITED)
ASSETS
     Cash, cash equivalents and marketable securities                             $ 4,731                  $ 6,182
     Accounts receivable, net                                                      14,685                   21,199
     Total current assets                                                          28,544                   37,529
     Property and equipment, net                                                    6,096                    6,188
     Total assets                                                                  35,112                   44,195

LIABILITIES AND STOCKHOLDERS' DEFICIT
     Deferred revenues                                                           $ 35,150                 $ 37,817
     Debt, current portion                                                            276                      527
     Total current liabilities                                                     45,179                   50,012
     Total liabilities                                                             45,522                   50,581
     Total stockholders' deficit                                                  (10,410)                  (6,386)
     Total liabilities and stockholders' deficit                                   35,112                   44,195

COMMON STOCK ISSUED AND OUTSTANDING                                            10,221,596               10,043,401


                                       ###